UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

MVP REIT, Inc., (“MVP”) announced that on April 27, 2015, its Board of Directors approved the entering into a purchase agreement, through a wholly owned subsidiary of MVP,  for the purchase of a parking garage located in Houston, Texas for approximately $8.375 million (the “Houston Purchase Agreement”). The parking garage is located at 611 Fannin Street, Houston, TX 77079.  The parking garage consists of 15,875 square feet and has approximately 265 parking spaces. MVP anticipates entering into a lease agreement with a parking operator to lease the parking garage. The Houston Purchase Agreement is subject to MVP’s due diligence.  It is anticipated that the purchase will close in May, however, there can be no assurance when and if this acquisition will be completed.

In addition, MVP, through a wholly owned subsidiary, entered into a purchase agreement  dated  April 16, 2015 to purchase a parking lot for approximately $1,075,000 million located in Wildwood, New Jersey (the “Wildwood Purchase Agreement”). The parking lot is located at 400 E Magnolia Wildwood, NJ 08260.   The parking lot consists of 11,300 square feet and has approximately 40 parking spaces. MVP anticipates entering into a management agreement with a parking operator to manage the parking lot. The Wildwood Purchase Agreement is subject to MVP’s due diligence.  It is anticipated that the purchase will close in May, however, there can be no assurance when and if this acquisition will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2015

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer